Exhibit 10.15

26061 Merit Circle, Suite 102 Laguna Hills, California 92653 Ph: 949.SONENDO

12/10/2019

Andrew Kirkpatrick

136 Lafayette Ave.

Annapolis, MD 21401

Dear Andrew:

On behalf of Sonendo, Inc., I am pleased to offer you the position of Chief Operating Officer. Your start date will be 1/8/2020 and you will report to Bjarne Bergheim, President & CEO.

The primary duties and areas of responsibility of this role have been discussed with you previously. Your base salary for this Regular Full-Time Exempt position will be $350,000.00 per annum, which is $14,583.33 paid on a semi-monthly basis.

If your employment with the Company is terminated by the Company without Cause (as defined below), then, subject to your executing and not revoking a general release of claims against the Company and its affiliates within sixty (60) days of such termination, you will be entitled to receive six (6) months of your base salary as in effect immediately prior to such termination payable in substantially equal installments in accordance with the Company’s standard payroll practices with such installments to commence as soon as administratively practicable after the release becomes no longer subject to revocation. Notwithstanding the foregoing, in the event that such severance constitutes “nonqualified deferred compensation” within the meaning of Section 409A, then such severance shall not commence payment until the sixtieth (60th) day following your “separation from service” within the meaning of Section 409A (with the first installment to include any installments that would otherwise have been made during such sixty (60) day period). Your right to receive any installment payments as severance under this offer letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment under Section 409A.

For purposes of this offer letter, “Cause” means; (i) your material neglect or material failure to perform your job duties and responsibilities; (ii) your failure or refusal to comply in any material respect with lawful Company policies or directives; (iii) your breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company; (iv) your mission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or your engaging in unprofessional, unethical or other intentional acts that the Board reasonably believes discredit the Company or are detrimental to the reputation, character or standing of the Company; (v) your indictment, conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude; or (vi) your material breach of any agreement between you and the Company, including, without limitation, the Patent, Copyright and Non-Disclosure Agreement to be entered into between you and the Company.

You will be eligible to participate in the Company’s bonus program, which may be amended from time to time, with a target incentive of 40% of your annual base salary (pro-rated as may be necessary to reflect your hire date). Your actual incentive bonus payout will depend on the achievement of pre-determined objectives and your individual performance. To be eligible for the incentive bonus, you must remain employed and in good standing with the Company through the date that the incentive bonus is paid. The incentive bonus will be paid annually, typically within two months after the fiscal year for which they are earned.

You will also receive a relocation package up to $65,000.00 which will be grossed up to cover taxes. The relocation amount will be comprised of costs reimbursed to you or directly paid by the Company to the provider.

The Company’s normal business hours are Monday through Friday 8:00am to 5:00pmPT, excluding holidays. However, in your capacity as Chief Operating Officer, it may be necessary for you to work outside of these hours from time to time, to fulfill the requirements of the role.

I will recommend to the Sonendo Board that you receive 1.25% stock options in accordance with the terms of the Company’s 2017 Stock Plan and the option agreement to be issued to you, which provides, among other things, for vesting over time based on your continued service.

The Company currently offers a benefits package that includes medical, dental, vision, FSA, HSA, 401(k), life and disability insurance. In addition, the Company provides paid holidays and you will be assigned the Permissive/Unlimited PTO policy. Details of these benefits will be discussed with you when you start the position.

This offer is contingent upon our obtaining:

1.	Proof of eligibility to work in the United States in accordance with the Department of Homeland Security’s Form I-9.

2.	Signed Patent, Copyright and Non-Disclosure Agreement.

3.

Satisfactory outcome of a personal background check, which may include drug screening, professional references, verification of previous employment and education, social security verification, criminal background check and a motor vehicle report (MVR) check.

This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary. If you wish to accept the offer, please sign in the place provided below and return it to me within the prescribed time.

While we hope our relationship will be long and mutually beneficial, it should be recognized that neither you, nor we, have entered into any contract of employment, expressed or implied. Our relationship is, and will always be, one of voluntary employment at will. At-will means that either the employee or the Company can terminate the employment relationship at any time with or without cause or reason.

On behalf of the Sonendo team, I’d like to extend a warm welcome to you. We hope that you will consider our offer favorable and choose to join Sonendo, Inc.

Very truly yours,

/s/ Roy T. Chen	/s/ Andrew Kirkpatrick
Roy T. Chen,	Andrew Kirkpatrick
Chief Talent Officer